Contact:
John Beisler
Vice President – Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS, INC. ANNOUNCES ADDITIONAL CONVERSIONS OF
CONVERTIBLE NOTES INTO COMMON STOCK

CARPINTERIA, Calif. – August 24, 2006 – CKE Restaurants, Inc. (NYSE: CKR), announced today that, in response to unsolicited offers from the holders of approximately $38.5 million aggregate face amount of the Company’s 4% Convertible Subordinated Notes due 2023 to convert their notes into shares of Common Stock in advance of the call date, the Company agreed to make cash payments to the holders, comprised of accrued interest through the date of conversion and approximately $2.8 million as an inducement for the holders to convert and in lieu of payment of future interest on the notes. Pursuant to their terms, the notes converted into an aggregate of 4,377,131 shares of Common Stock. These transactions straddled the end of the Company’s second fiscal quarter on August 14, 2006. Accordingly, $0.9 million of the inducement payment will be expensed during the Company’s second fiscal quarter ended August 14, 2006, and the remainder will be expensed during the Company’s third fiscal quarter ending November 6, 2006. As a result of these transactions, the Company’s long-term debt decreased by approximately $38.5 million. The 4,377,131 shares issued upon conversion will not impact diluted shares outstanding because these shares were already included in the calculation of diluted shares outstanding.

On a cumulative basis, holders of approximately $77.7 million aggregate face amount, representing approximately 74% of the original principal amount, have converted their notes into 8,842,700 shares of Common Stock.

As of its first fiscal quarter ended May 22, 2006, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,141 franchised or company-owned restaurants in 43 states and in 13 countries, including 1,062 Carl’s Jr. ® restaurants, 1,963 Hardee’s® restaurants and 100 La Salsa Fresh Mexican Grill® restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals, and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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